Filed Pursuant to Rule 424(b)(3)
Registration No. 333-270624

SUPPLEMENT NO. 3 TO

PROSPECTUS OF HAMMERHEAD ENERGY INC.

This prospectus supplement amends and supplements the prospectus dated May 1, 2023 as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form F-1 (Registration Statement No. 333-270624). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Report on Form 6-K, which was furnished to the Securities and Exchange Commission on June 8, 2023 (the "Form 6-K"). Accordingly, we have attached the Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Shares and Warrants are listed on The Nasdaq Stock Market LLC ("Nasdaq") under the symbols "HHRS" and "HHRSW", respectively, and on the Toronto Stock Exchange (the "TSX") under the symbols "HHRS" and "HHRS.WT," respectively. On June 7, 2023, the last reported sales prices of the Class A Common Shares on Nasdaq and the TSX were $7.55 and C$10.15 respectively, and the last reported sales prices of the Warrants were $1.16 and C$1.60, respectively.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 5 of the Annual Report and beginning on page 5 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This Supplement No. 3 is dated June 8, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of June 2023

Commission File Number 001-41630

HAMMERHEAD ENERGY INC.

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant's name)

Suite 2700, 525-8th Avenue SW

Calgary, Alberta, T2P 1G1

(403) 930-0560

(Address and telephone number of registrant's principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒ Form 40-F ☐

DOCUMENTS INCLUDED AS PART OF THIS REPORT

Exhibit

99.1	Press release dated June 8, 2023
99.2	Report of Voting Results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Hammerhead Energy Inc.

Date: June 8, 2023	By:	/s/ Scott Sobie
Name: Scott Sobie
Title: President and Chief Executive Officer

Hammerhead Energy Inc. Announces Voting Results on

Election of Directors at Annual and Special Meeting

Calgary, AB, June 8, 2023 - Hammerhead Energy Inc. ("Hammerhead" or "HEI") (TSX: HHRS, HHRS.WT; NASDAQ: HHRS, HHRSW) is pleased to announce that on June 8, 2023, it held its annual and special meeting of shareholders. A total of 81,670,052 Class A common shares ("Common Shares"), representing approximately 89.77% of HEI's outstanding Common Shares, were represented in person or by proxy at the meeting.

At the meeting, shareholders approved the election of eight (8) directors of HEI to serve until the next annual meeting of shareholders of HEI, or until their successors are elected or appointed, with the number and percentage of Common Shares represented at the Meeting voted in favour or withheld from voting on each of the individual nominees as follows:

Name of Director	Votes For	Percent	Votes Withheld	Percent

Bryan Begley	81,582,240	100.00%	185	0.00%
J. Paul Charron	81,582,240	100.00%	185	0.00%
A. Stewart Hanlon	81,346,072	99.71%	236,353	0.29%
Michael Kohut	81,366,645	99.74%	215,780	0.26%
James AC McDermott	81,582,240	100.00%	185	0.00%
Jesal Shah	81,366,645	99.74%	215,780	0.26%
Scott Sobie	81,366,645	99.74%	215,780	0.26%
Robert Tichio	81,346,072	99.71%	236,353	0.29%

For complete voting results, please see our Report of Voting Results available on SEDAR at www.sedar.com.

About Hammerhead Energy Inc.

HEI is a Calgary, Canada-based energy company, with assets and operations in Alberta targeting the Montney formation. Hammerhead Resources Inc., the predecessor entity to Hammerhead Resources ULC, a wholly owned subsidiary of HEI, was formed in 2009.

Contacts:

For further information, please contact:

Scott Sobie

President & CEO

Hammerhead Energy Inc.

403-930-0560

Mike Kohut

Senior Vice President & CFO

Hammerhead Energy Inc.

403-930-0560

Kurt Molnar

Vice President Capital Markets & Corporate Planning

Hammerhead Energy Inc.

403-930-0560

HAMMERHEAD ENERGY INC.

Report of Voting Results Pursuant to Section 11.3 of
National Instrument 51-102 - Continuous Disclosure Obligations

In respect of the annual meeting of holders of Class A common shares ("Common Shares") of Hammerhead Energy Inc. (the "Corporation") held on June 8, 2023 (the "Meeting"), the following sets forth a brief description of each matter which was voted upon at such Meeting and the outcome of the vote.

Votes by Ballot
Description of Matter		Outcome of Vote	Votes For	Votes Against / Withheld

1.	An ordinary resolution fixing the number of directors to be elected at the Meeting at eight (8).	Passed	81,523,134 (100.00%)	183 (0.00%)

2.	An ordinary resolution approving the election of each of the following nominees to serve as directors of the Corporation until the next annual meeting of shareholders, or until their successors are duly elected or appointed:

	(a) Bryan Begley	Passed	81,582,240 (100.00%)	185 (0.00%)

	(b) J. Paul Charron	Passed	81,582,240 (100.00%)	185 (0.00%)

	(c) A. Stewart Hanlon	Passed	81,346,072 (99.71%)	236,353(0.29%)

	(d) Michael Kohut	Passed	81,366,645 (99.74%)	215,780 (0.26%)

	(e) James AC McDermott	Passed	81,582,240 (100.00%)	185 (0.00%)

	(f) Jesal Shah	Passed	81,366,645 (99.74%)	215,780 (0.26%)

	(g) Scott Sobie	Passed	81,366,645 (99.74%)	215,780 (0.26%)

	(h) Robert Tichio	Passed	81,346,072 (99.71%)	236,353 (0.29%)

3.	An ordinary resolution approving the appointment of Ernst & Young LLP, Chartered Professional Accountants, as auditors of the Corporation for the ensuing year and authorizing the Board of Directors to fix their remuneration as such.	Passed	81,590,217 (99.97%)	20,727 (0.03%)

4.	A special resolution approving a reduction of the stated capital of the Common Shares of the Corporation, as more particularly described in the management information circular - proxy statement of the Corporation dated May 1, 2023 (the "Information Circular").	Passed	81,580,962 (100.00%)	1,463 (0.00%)

5.	An ordinary resolution ratifying the Corporation's share option plan, as more particularly described in the Information Circular.	Passed	81,365,337 (99.73%)	217,088 (0.27%)

6.	An ordinary resolution ratifying the Corporation's equity incentive award plan and the previous grant of restricted share awards made thereunder, as more particularly described in the Information Circular.	Passed	81,364,852 (99.73%)	217,573 (0.27%)

Dated at Calgary, Alberta, this 8th day of June, 2023.